Exhibit 99.1
NEWS RELEASE
MARSH & McLENNAN COMPANIES REPORTS THIRD QUARTER 2014 RESULTS
Strong Revenue Growth
11% Growth in Adjusted Operating Income
GAAP EPS Increases 20%; Adjusted EPS Rises 22% to $.56

NEW YORK, October 28, 2014 — Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy, and human capital, today reported financial results for the third quarter ended September 30, 2014.
Marsh & McLennan Companies President and CEO Dan Glaser said: "The Company delivered its thirteenth consecutive quarter of double-digit growth in adjusted earnings per share. This strong performance reflects revenue growth of 7% and underlying revenue growth of 5%, with all operating companies contributing. Adjusted operating income grew 11%, and the adjusted margin expanded 50 basis points.
For the nine months of 2014, results were excellent: revenue growth of 6% and underlying revenue growth of 5%; an 11% increase in adjusted operating income; margin improvement of 80 basis points; and 13% growth in adjusted EPS.”
Consolidated Results
Consolidated revenue in the third quarter of 2014 was $3.1 billion, an increase of 7%, or 5% on an underlying basis, compared with the third quarter of 2013. Operating income rose 10% to $445 million, compared with $404 million in the prior year. Net income attributable to the Company was $297 million, or $.54 per share, compared with $253 million, or $.45 per share, in the prior year. Adjusted earnings per share increased 22% to $.56 from $.46 last year.
For the nine months ended September 30, 2014, net income attributable to the Company rose 11% to $1.2 billion, or $2.11 per share, compared with $1.1 billion, or $1.89 per share, in 2013. Adjusted earnings per share increased 13% to $2.16.

Risk and Insurance Services
Risk and Insurance Services revenue was $1.6 billion in the third quarter of 2014, an increase of 7%, or 4% on an underlying basis. Adjusted operating income increased 6% to $242 million. For the nine months of 2014, revenue was $5.2 billion, an increase of 6%, or 3% underlying revenue growth. Adjusted operating income rose 6% to $1.2 billion, compared with $1.1 billion last year.
Marsh's revenue in the third quarter of 2014 was $1.3 billion, an increase of 8%, or 5% on an underlying basis. International operations produced underlying revenue growth of 5%, reflecting growth of 11% in Latin America; 5% in Asia Pacific; and 4% in EMEA. In the US/Canada division, underlying revenue rose 4%. Guy Carpenter's revenue in the third quarter was $266 million, an increase of 2% from the prior year, or 3% on an underlying basis.
Consulting
Consulting revenue of $1.5 billion in the third quarter increased 7% from the third quarter of 2013, or 6% on an underlying basis. Adjusted operating income increased 19% to $274 million, compared with $231 million a year ago. For the nine months of 2014, revenue was $4.5 billion, an increase of 7%, or 6% underlying. Adjusted operating income increased 19% to $746 million from $625 million last year.
Mercer's revenue was $1.1 billion in the third quarter, an increase of 4%, or 3% on an underlying basis. Health, with revenue of $392 million, grew 4% on an underlying basis, and Investments, with revenue of $213 million, grew 10%. Retirement, with revenue of $330 million, was unchanged, as was Talent, with revenue of $177 million. Oliver Wyman Group’s revenue was $429 million in the third quarter, an increase of 18%, or 16% on an underlying basis.
Other Items
In the third quarter, the Company had investment income of $26 million, which was predominantly carried interest from Trident III no longer subject to clawback. Investment income in the third quarter of 2013 was $14 million. In September 2014, the Company issued $500 million of 3.5% senior notes due in 2025 and $300 million of 2.35% senior notes due in 2019. The Company is using the net proceeds for general corporate purposes, including the October 2014 redemption of $230 million of 5.75% senior notes due in September 2015 and $400 million of 9.25% senior notes due in 2019. The Company repurchased 4.8 million shares of its common stock for $250 million in the third quarter.

Conference Call
A conference call to discuss third quarter 2014 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 349 9587. Callers from outside the United States should dial +1 719 325 2336. The access code for both numbers is 8072963. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. With annual revenue exceeding $12 billion, Marsh & McLennan Companies' 56,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 130 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; the impact of competition; pension obligations; the impact of foreign currency exchange rates; our effective tax rates; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•
the impact of competition, including with respect to our geographic reach, the sophistication and quality of our services, our pricing relative to competitors, our customers' option to self-insure or use internal resources instead of consultants, and our corporate tax rates relative to a number of our competitors;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•
our ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information or data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or the improper disclosure of confidential information or data;

•
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which we operate, including evolving sanctions against Russia and existing trade sanctions laws relating to countries such as Cuba, Iran, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire;

•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•	the impact on our net income of fluctuations in foreign currency exchange rates;

•
our ability to successfully recover should we experience a disaster or other business continuity problem, such as an earthquake, hurricane, flood, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made disaster;

•	the impact of changes in interest rates and deterioration of counterparty credit quality on our cash balances and the performance of our investment portfolios, including corporate and fiduciary funds;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	changes in applicable tax or accounting requirements; and

•
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on
Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$3,141	$2,932	$9,705	$9,146

Expense:
Compensation and Benefits	1,904	1,824	5,619	5,393
Other Operating Expenses	792	704	2,321	2,165
Operating Expenses	2,696	2,528	7,940	7,558
Operating Income	445	404	1,765	1,588
Interest Income	6	5	16	13
Interest Expense	(45)	(40)	(129)	(124)
Investment Income	26	14	37	58
Income Before Income Taxes	432	383	1,689	1,535
Income Tax Expense	127	123	487	463
Income from Continuing Operations	305	260	1,202	1,072
Discontinued Operations, Net of Tax	(1)	(1)	(4)	6
Net Income Before Non-Controlling Interests	304	259	1,198	1,078
Less: Net Income Attributable to Non-Controlling Interests	7	6	27	24
Net Income Attributable to the Company	$297	$253	$1,171	$1,054
Basic Net Income Per Share
- Continuing Operations	$0.55	$0.46	$2.15	$1.91
- Net Income Attributable to the Company	$0.55	$0.46	$2.14	$1.92
Diluted Net Income Per Share
- Continuing Operations	$0.54	$0.45	$2.12	$1.88
- Net Income Attributable to the Company	$0.54	$0.45	$2.11	$1.89
Average Number of Shares Outstanding
- Basic	544	549	547	549
- Diluted	551	558	554	558
Shares Outstanding at 9/30	542	547	542	547

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended September 30, 2014
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Risk and Insurance Services
Marsh	$1,338	$1,235	8%	—	4%	5%
Guy Carpenter	266	262	2%	—	(1)%	3%
Subtotal	1,604	1,497	7%	—	3%	4%
Fiduciary Interest Income	6	7
Total Risk and Insurance Services	1,610	1,504	7%	—	3%	4%
Consulting
Mercer	1,112	1,072	4%	1%	—	3%
Oliver Wyman Group	429	365	18%	1%	1%	16%
Total Consulting	1,541	1,437	7%	1%	—	6%
Corporate / Eliminations	(10)	(9)
Total Revenue	$3,141	$2,932	7%	—	2%	5%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Marsh:
EMEA	$414	$387	7%	1%	2%	4%
Asia Pacific	175	165	6%	1%	—	5%
Latin America	99	94	7%	(6)%	1%	11%
Total International	688	646	6%	—	1%	5%
U.S. / Canada	650	589	10%	—	7%	4%
Total Marsh	$1,338	$1,235	8%	—	4%	5%
Mercer:
Health	$392	$378	4%	—	—	4%
Retirement	330	325	2%	2%	—	—
Talent	177	179	(1)%	(1)%	—	—
Investments	213	190	12%	2%	—	10%
Total Mercer	$1,112	$1,072	4%	1%	—	3%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Nine Months Ended September 30, 2014
(Millions) (Unaudited)

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Risk and Insurance Services
Marsh	$4,280	$4,020	6%	(1)%	3%	4%
Guy Carpenter	942	922	2%	—	1%	1%
Subtotal	5,222	4,942	6%	(1)%	3%	3%
Fiduciary Interest Income	18	21
Total Risk and Insurance Services	5,240	4,963	6%	(1)%	3%	3%
Consulting
Mercer	3,244	3,157	3%	—	—	3%
Oliver Wyman Group	1,249	1,052	19%	2%	2%	15%
Total Consulting	4,493	4,209	7%	—	1%	6%
Corporate / Eliminations	(28)	(26)
Total Revenue	$9,705	$9,146	6%	—	2%	5%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Marsh:
EMEA	$1,509	$1,436	5%	2%	1%	2%
Asia Pacific	520	496	5%	(3)%	—	8%
Latin America	285	260	10%	(10)%	7%	13%
Total International	2,314	2,192	6%	(1)%	2%	5%
U.S. / Canada	1,966	1,828	8%	(1)%	5%	3%
Total Marsh	$4,280	$4,020	6%	(1)%	3%	4%
Mercer:
Health	$1,173	$1,135	3%	—	—	3%
Retirement	1,032	1,006	3%	2%	—	1%
Talent	417	435	(4)%	(1)%	(1)%	(2)%
Investments	622	581	7%	(2)%	1%	8%
Total Mercer	$3,244	$3,157	3%	—	—	3%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as:  acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended September 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended September 30, 2014 and 2013. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended September 30, 2014
Operating income (loss)	$229	$274	$(58)	$445
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	2	—	2	4
Adjustments to acquisition related accounts (b)	11	—	—	11
Other	—	—	(2)	(2)
Operating income adjustments	13	—	—	13
Adjusted operating income (loss)	$242	$274	$(58)	$458
Operating margin	14.2%	17.8%	N/A	14.2%
Adjusted operating margin	15.0%	17.8%	N/A	14.6%
Three Months Ended September 30, 2013
Operating income (loss)	$222	$232	$(50)	$404
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	—	(1)	5	4
Adjustments to acquisition related accounts (b)	6	—	—	6
Other	—	—	(1)	(1)
Operating income adjustments	6	(1)	4	9
Adjusted operating income (loss)	$228	$231	$(46)	$413
Operating margin	14.8%	16.1%	N/A	13.8%
Adjusted operating margin	15.2%	16.0%	N/A	14.1%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Nine Months Ended September 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the nine months ended September 30, 2014 and 2013. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Nine Months Ended September 30, 2014
Operating income (loss)	$1,170	$746	$(151)	$1,765
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	4	—	6	10
Adjustments to acquisition related accounts (b)	22	—	—	22
Other	—	—	(1)	(1)
Operating income adjustments	26	—	5	31
Adjusted operating income (loss)	$1,196	$746	$(146)	$1,796
Operating margin	22.3%	16.6%	N/A	18.2%
Adjusted operating margin	22.8%	16.6%	N/A	18.5%
Nine Months Ended September 30, 2013
Operating income (loss)	$1,111	$624	$(147)	$1,588
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	5	1	11	17
Adjustments to acquisition related accounts (b)	16	—	—	16
Other	(1)	—	(1)	(2)
Operating income adjustments	20	1	10	31
Adjusted operating income (loss)	$1,131	$625	$(137)	$1,619
Operating margin	22.4%	14.8%	N/A	17.4%
Adjusted operating margin	22.8%	14.9%	N/A	17.7%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Nine Months Ended September 30
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables; divided by MMC's average number of shares outstanding-diluted for the period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$305			$260
Less: Non-controlling interest, net of tax		7			6
Subtotal		$298	$0.54		$254	$0.45
Add (deduct): operating income (loss) adjustments	$13			$9
Impact of income taxes	(4)			(4)
		9	0.02		5	0.01
Adjusted income, net of tax		$307	$0.56		$259	$0.46

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$1,202			$1,072
Less: Non-controlling interest, net of tax		27			24
Subtotal		$1,175	$2.12		$1,048	$1.88
Add (deduct): operating income (loss) adjustments	$31			$31
Impact of income taxes	(11)			(11)
		20	0.04		20	0.03
Adjusted income, net of tax		$1,195	$2.16		$1,068	$1.91

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Depreciation and amortization expense	$76	$71	$225	$213
Identified intangible amortization expense	$22	$18	$64	$53
Stock option expense	$4	$3	$14	$15
Capital expenditures	$83	$96	$285	$288

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	September 30, 2014	December 31, 2013
ASSETS

Current assets:
Cash and cash equivalents	$2,649	$2,303
Net receivables	3,496	3,310
Other current assets	707	687
Total current assets	6,852	6,300

Goodwill and intangible assets	7,814	7,365
Fixed assets, net	822	828
Pension related assets	1,007	979
Deferred tax assets	516	626
Other assets	1,047	882
TOTAL ASSETS	$18,058	$16,980

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$640	$334
Accounts payable and accrued liabilities	1,800	1,861
Accrued compensation and employee benefits	1,338	1,466
Accrued income taxes	199	148
Dividends payable	153	—
Total current liabilities	4,130	3,809

Fiduciary liabilities	4,910	4,234
Less - cash and investments held in a fiduciary capacity	(4,910)	(4,234)
	—	—
Long-term debt	3,379	2,621
Pension, post-retirement and post-employment benefits	1,094	1,150
Liabilities for errors and omissions	355	373
Other liabilities	1,114	1,052

Total equity	7,986	7,975
TOTAL LIABILITIES AND EQUITY	$18,058	$16,980